Exhibit 99.1

PR Contact:	Christi Dean, Avid, 978-640-5147, christi.dean@avid.com
IR Contact:	Tom Fitzsimmons, Avid, 978-640-3346, tom.fitzsimmons@avid.com

For Immediate Release

Avid Announces the Election of Robert M. Bakish to its Board of Directors

Tewksbury, MA, October 21, 2009 – Avid® (NASDAQ: AVID) today announced that its board of directors has elected Robert M. Bakish as a Class II director of the company. His term will expire at the company's 2010 annual meeting of stockholders.

Mr. Bakish is president of MTV Networks (MTVN) International, a division of Viacom (NYSE: VIA, VIA.B), overseeing all MTV Networks operations outside of the United States. Mr. Bakish has served as president of MTVN since 2007. Prior to this, he held several executive positions within the company. Before joining Viacom in February 1997, Mr. Bakish was a partner with Booz Allen & Hamilton in its Media and Entertainment practice.

"We are pleased to welcome Bob to Avid’s board. He is a veteran leader in the global media and entertainment industry who will provide invaluable insight into the global social and economic influences that impact our customers,” said Gary Greenfield, Avid’s chairman and CEO. “Bob’s experience is especially pertinent as Avid continues to focus on delivering best-in-class solutions that help our customers succeed in digital media creation.”

Currently, Mr. Bakish also serves as Chairman of the Board of Viacom 18, Viacom’s Indian joint venture, and is on the boards of Viacom joint ventures with BSkyB and Telecom Italia Media. He holds an M.B.A. from Columbia University School of Business and a bachelor’s degree from Columbia’s School of Engineering and Applied Science.

About Avid

Avid creates the digital audio and video technology used to make the most listened to, most watched and most loved media in the world – from the most prestigious and award-winning feature films, music recordings, television shows, live concert tours and news broadcasts, to music and movies made at home.  Some of Avid’s most influential and pioneering solutions include Media Composer®, Pro Tools®, Avid Unity™, Interplay®, Oxygen 8, Sibelius® and Pinnacle Studio™. For more information about Avid solutions and services, visit www.avid.com, del.icio.us, Flickr, Twitter and YouTube; connect with Avid on Facebook; or subscribe to Avid Industry Buzz.

© 2009 Avid Technology, Inc. All rights reserved. Avid, the Avid Logo, Pinnacle Studio, Avid Unity, Interplay, Media Composer, Pro Tools and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of Interplay Entertainment Corp., which bears no responsibility for Avid products. All other trademarks are the property of their respective owners.